Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2010, in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-164186) and related Prospectus of Viasystems Group, Inc. for the registration of 1,390,087 shares of its common stock.

/s/ Ernst & Young LLP
St. Louis, Missouri
March 9, 2010